Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES DRILLING ACTIVITIES

First Production Established in Nebraska

Bakken Success Continues

Additional Horizontal Oil Drilling Set to Commence in Texas Panhandle

DENVER, COLORADO, April 26, 2011 —— Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today updated its drilling activities.

Marlis E. Smith, Jr., President and Chief Executive Officer, stated, “Credo is continuing to execute the most aggressive drilling program in the Company’s history which is projected to drill 57 wells in fiscal year 2011, a 67% increase compared to last year.  In addition, the average working interest retained by Credo is 47% in 2011, up 52% over last year.  This report includes initial results from our new oil drilling play in southwest Nebraska where well tests and drilling data indicate that we have hit the first three out of four wells.  We also continue to be excited about our Bakken, Kansas and Texas Panhandle drilling programs.  We expect these diversified, Mid-Continent oil drilling plays to add substantial production and reserves during 2011.”

FIRST OIL PRODUCTION ESTABLISHED IN NEBRASKA

Credo has established its first oil production in the State of Nebraska with the successful re-entry of an abandoned well in the southwestern portion of the state.  For proprietary business reasons, the name and location of the well is being withheld at this time.  The well tested at an initial rate of approximately 50 barrels of oil per day.  Oil is being produced from a previously bypassed Lansing Kansas City interval at 4,000’.  The Company believes there is potential to conduct offset drilling to the new discovery.  Credo owns a 70% working interest and is the operator.

Also in southwestern Nebraska, Credo has set production casing and commenced completion operations on a second re-entry well which the Company also believes contains bypassed Lansing Kansas City production and reserves.  Credo owns a 70% working interest and is the operator.

The Company has drilled and set pipe on another well which electric logs and drilling data indicate is productive.  Completion operations will begin shortly. Credo owns a 70% working interest and is the operator.

A third re-entry well is currently drilling.  Results from the new wells will be released in the near future.

Credo has assembled approximately 40,000 net acres in Nebraska, and is continuing an aggressive shallow oil prospect generation program to extend the Company’s Kansas exploration success into Nebraska on the Central Kansas Uplift.  Prospects are generated utilizing a combination of detailed subsurface geology with advanced 3-D seismic technology to identify highly economic shallow oil targets.

FIVE NEW NORTH DAKOTA BAKKEN WELLS COMING ON LINE

The Company has recently added five new horizontal Bakken wells to its growing list of Bakken producers on the Fort Berthold Reservation, bringing the total to eight wells.  While Credo’s working interests in the new wells are small, ranging from 1% to 3%, its share of initial production from the four wells is about 140 BOEPD (barrels of oil equivalent per day).  Three of the five wells have been completed and had excellent initial production rates of over 1,500 BOEPD.  The fourth new producer, the Enerplus Ethan Hall, reported an initial production rate of 3,732 BOEPD.  This marks the highest initial rate of any Credo Bakken well drilled to date and ranks among the highest rates among all Bakken wells.  In addition to the four new producers, one new well is in its final stages of completion for production.

Credo’s 2011 North Dakota Bakken drilling schedule includes six wells where its interest will range from 12% to 20%.  These wells will be drilled in the same area as the Company’s small working interest Bakken producers and are expected to achieve similar results.  They will be operated by large independents and a major oil company.

“Initial production rates and long term well performance continue to improve on the Reservation,” Smith said.  “As drilling and production have ramped up on the Reservation, it has become one of the ‘hot spots’ for Bakken horizontal drilling.”

TEXAS PANHANDLE HORIZONTAL OIL PLAY GAINING MOMENTUM

Next month Credo will commence drilling its third horizontal Tonkawa well in Lipscomb County, Texas.  The 7,500-foot vertical depth James Lee 74-2H is projected to have a 4,400 foot horizontal lateral.  Credo owns a 35% working interest.  The new well will be drilled on the 320 acre spacing unit adjacent to the Bussard Cameron 74-1H.  The Bussard Cameron is still cleaning up as frac fluid recovery continues.  The well exhibited good quality sand and very encouraging shows, and its oil cut continues to increase.  Credo owns a 32% working interest in the well.

Credo’s first horizontal Tonkawa well, the Bill 141H, located approximately one mile from the Bussard-Cameron, was drilled last year and is currently producing approximately 200 BOE per day.  Credo owns a 22% working interest in the well.

The Company owns an average 33% interest in about 3,000 gross acres in Lipscomb and Hemphill Counties, Texas.  In addition to its two new horizontal wells, the Company operates 12 vertical wells producing from various formations at depths of 7,000 to 11,500 feet.  The

Company believes that its Texas Panhandle acreage also has excellent Cleveland horizontal potential.

MANAGEMENT COMMENT

Marlis E. Smith, Jr., Chief Executive Officer stated, “We are off to a good start in Nebraska with three indicated producers out of four wells drilled.  I am confident that the excellent results we have achieved in Kansas can be extended to the adjoining, oil-bearing formations in Nebraska.  Also, our large working interests (50% and greater) will be quite impactful to Credo in this excellent oil price environment.

“I am also pleased with our progress in the Texas Panhandle and North Dakota Bakken horizontal oil drilling plays.  Credo is beginning to build critical mass with the drilling of our third horizontal Tonkawa well in the Texas Panhandle, along with our upcoming, larger-interest North Dakota Bakken wells.  These projects will have a major positive influence on 2011 production and reserves.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10- K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.